Attachment 23.1



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors
BrightStar Information Technology, Inc.


    We have audited the consolidated financial statements of BrightStar Information Technology Group, Inc. as of December 31, 2003 and 2002 and for the two years then ended and have issued our report thereon dated February 12, 2004,, to be included the Company's annual report on Form 10-K for the year ended December 31, 2003. We consent to the incorporation by reference of our Report of Independent Certified Public Accountants, in the Company's Registrations Statements on Form S-8 (File No. 333-42230, effective July 26, 2000 and File No. 333-37774, effective May 24,2000) and Form S-3 (File No. 333-60394, effective June 15, 2001).


/s/Stonefield Josephson, Inc.
Walnut Creek, California
February 12, 2004



                                       54